Exhibit 12B
                                                                    Page 1 of  2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

                                                       Three Months Ended
                                                  -----------------------
                                                    March 31,       March 31,
                                                      2000             1999
                                                  -----------      --------


OPERATING REVENUES                                 $452,745         $516,889
                                                    -------          -------

OPERATING EXPENSES                                  356,750          403,762
  Interest portion of rentals (A)                     2,222            2,464
                                                    -------          -------
      Net expense                                   354,528          401,298
                                                    -------          -------

OTHER INCOME:
  Allowance for funds used
    during construction                                 562              286
  Other income, net                                   5,432            3,019
                                                    -------          -------
      Total other income                              5,994            3,305
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $104,211         $118,896
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 23,262         $ 23,190
  Other interest (B)                                  2,827            2,870
  Interest portion of rentals (A)                     2,222            2,464
                                                    -------          -------
      Total fixed charges                          $ 28,311         $ 28,524
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.68             4.17
                                                       ====             ====

Preferred stock dividend requirement               $  2,461         $  2,432
Ratio of income before provision for
  income taxes to net income (C)                      166.6%           168.3%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                   4,100            4,093
Fixed charges, as above                              28,311           28,524
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 32,411         $ 32,617
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        3.22             3.65
                                                       ====             ====

                                                                    Exhibit 12B
                                                                    Page 2 of 2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

----------------------------
NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $2,675 and $2,675 for the three month periods ended March 31, 2000 and 1999, respectively.

(C) Represents income before provision for income taxes of $75,900 and $90,372 for the three month periods ended March 31, 2000 and 1999, respectively, divided by net income of $45,570 and $53,697, respectively for the same periods.